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Exhibit 32.1

CERTIFICATION

        Pursuant to Section 906 of the Public Company Accounting Reform and Investor Protection Act of 2002 (18 U.S.C. § 1350, as adopted), Gene W. Ray, the Chief Executive Officer of The Titan Corporation (the "Company"), and Mark W. Sopp, the Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1.
The Company's Quarterly Report on Form 10-Q for the period ended September 30, 2004, to which this Certification is attached as Exhibit 32.1 (the "Periodic Report"), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.
The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Periodic Report and results of operations of the Company for the period covered by the Periodic Report.

        A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission ("SEC") or its staff upon request.

        This certification accompanies the Periodic Report to which it relates, is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.

Dated: October 29, 2004

/s/ GENE W. RAY Gene W. Ray Chief Executive Officer	/s/ MARK W. SOPP Mark W. Sopp Chief Financial Officer

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CERTIFICATION